 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2020 (May 20, 2020)

SPRINGWORKS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39044	83-4066827
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Washington Blvd
Stamford, CT 06902

(Address of principal executive offices, including zip code)

(203) 883-9490

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SWTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On May 20, 2020, upon the recommendation of its Nominating and Corporate Governance Committee, the Board of Directors (the “Board”) of SpringWorks Therapeutics, Inc. (the “Company”) appointed Julie Hambleton to join the Board, effective as of May 20, 2020. The Board determined that Dr. Hambleton is independent under the listing standards of Nasdaq and the Company’s corporate governance guidelines. Dr. Hambleton will serve as a Class III director with a term expiring at the annual meeting of stockholders to be held in 2022. Dr. Hambleton was not appointed to serve on any committees of the Board at this time.

As a non-employee director, Dr. Hambleton will receive cash compensation and an equity award for her Board service in accordance with the Company’s non-employee director compensation policy. In connection with her appointment, Dr. Hambleton received an initial equity grant of options to purchase up to 14,668 shares of the Company’s common stock having an exercise price of $38.03, the closing market price of the Company’s common stock on the Nasdaq Global Select Market on May 20, 2020.

Dr. Hambleton is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Dr. Hambleton and any other persons pursuant to which she was selected as a director. In addition, Dr. Hambleton will enter into an indemnification agreement with the Company consistent with the form of indemnification agreement entered into between the Company and its existing non-employee directors.

On May 26, 2020, the Company issued a press release announcing the appointment of Dr. Hambleton to the Board. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 20, 2020, the Board approved an amendment to the Company’s Amended and Restated By-laws (the “By-laws Amendment”). The By-laws Amendment amends and restates Section 8 of Article VI to designate the United States District Court for the District of Connecticut as the exclusive jurisdiction for any litigation arising under the Securities Act of 1933, as amended. The Board approved this By-laws Amendment in order to reduce any potential expenses that the Company may incur in connection with certain actions or proceedings if the Company were required to defend any such potential actions or proceedings in multiple jurisdictions and in parallel proceedings in federal and state courts simultaneously.

The foregoing summary and description of the provisions of the By-laws Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the By-laws Amendment, a copy of which is filed as Exhibit 3.1 with this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On May 20, 2020, the Company held its annual meeting of stockholders to consider and vote on the proposals set forth below each of which is described in greater detail in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on April 2, 2020. The final voting results are set forth below.

Proposal 1 – Election of Directors

The stockholders elected each of the two persons named below to serve as a Class I director of the Company for a three-year term that expires at the Company’s annual meeting of stockholders in 2023 and until his successor has been duly elected and qualified, subject to his earlier death, resignation or removal. The results of such vote were as follows:

Director Name	Votes For	Withheld	Abstentions/Non-Votes
Saqib Islam, J.D.	31,299,787	2,390,062	1,335,356
Stephen Squinto, Ph.D.	30,121,859	3,567,990	1,335,356

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

The stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. The results of such vote were as follows:

Votes For	Votes Against	Abstentions/Non-Votes
35,006,432	15,707	3,066

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	By-laws Amendment

99.1	Press Release issued by SpringWorks Therapeutics, Inc. on May 26, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SpringWorks Therapeutics, Inc.

Date: May 27, 2020	By:	/s/ Francis I. Perier, Jr.
Francis I. Perier, Jr.
Chief Financial Officer